EXHIBIT 10.4.4

Rose Rock Midstream
Equity Incentive Plan
RESTRICTED UNIT AWARD AGREEMENT
THIS RESTRICTED UNIT AWARD AGREEMENT (this “Agreement”) is made effective as of _______________, 20___ (the “Date of Grant”) by and between Rose Rock Midstream GP, LLC, a Delaware limited liability company (the “General Partner”), and ____________________ (the “Participant”).
R E C I T A L S:
WHEREAS, the General Partner has adopted the Rose Rock Midstream Equity Incentive Plan (the “Plan”), which Plan, as it may be amended from time to time, is incorporated herein by reference and made a part of this Agreement;
WHEREAS, pursuant to the Plan, the Committee is authorized to grant Restricted Units of Rose Rock Midstream, L.P., a Delaware limited partnership (the “Partnership”), to Employees, Consultants and Directors as part of their compensation for services performed for the General Partner, the Partnership or any of their Affiliates; and
WHEREAS, the Committee has determined that it would be in the best interests of the General Partner, the Partnership and their Affiliates to grant the Restricted Units provided for herein (the “Restricted Units”) to the Participant pursuant to the Plan and the terms set forth herein;
NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:
1.Restricted Unit Award. Subject to the terms and conditions of the Plan and this Agreement, the General Partner hereby grants to the Participant __________ Restricted Units, which shall vest and become nonforfeitable in accordance with Section 3 below.
2.Issuance of Units
(a)Prior to Vesting. As soon as administratively practicable after the Date of Grant, the General Partner shall deliver or cause to be delivered to the Participant either (a) a certificate or certificates representing the applicable Restricted Units, which certificate(s) may bear such legends as the General Partner deems advisable pursuant to Section 6 below, or (b) confirmation of the issuance of such Restricted Units through book entry procedures, which book entry or entries may be subject to such stop transfer orders or other restrictions as the General Partner deems advisable pursuant to Section 6 below.
(b)Settlement Upon Vesting. As soon as administratively practicable, but not later than sixty (60) days following the vesting of the Restricted Units (as described in Section 3 below), the General Partner shall deliver or cause to be delivered to the Participant, or in the case of the Participant's death, to the Participant's beneficiary, either (a) a certificate or certificates representing the applicable Units, which certificate(s) may bear such legends, if any, as the General Partner deems advisable pursuant to Section 6 below, or (b) confirmation of the issuance of such Units through book entry procedures, which book entry or entries may be subject to such stop transfer orders or other restrictions, if any, as the General Partner deems advisable pursuant to Section 6 below.
3.Vesting of Restricted Units
(a)Vesting Schedule. Subject to the Participant's continuous Service throughout the Restricted Period, except as provided in Sections 3(a) through (d) below, the Restricted Units shall vest and become nonforfeitable on _______________, 20___.

EXHIBIT 10.4.4

(b)Termination by General Partner without Cause or by Participant for Good Reason following a Change of Control. If the Participant's Service is terminated during the Restricted Period by the Participant for Good Reason, within two (2) years after a Change of Control, the Restricted Units, to the extent then unvested, shall vest and become nonforfeitable on the date of such termination.
(c)Death or Disability. If the Participant dies or becomes Disabled during the Restricted Period before the Participant's Service otherwise terminates, the Restricted Units, to the extent then unvested, shall vest and become nonforfeitable upon such death or Disability.
(d)Involuntary Termination of Service. If the Participant's Service is involuntarily terminated by the General Partner, as the direct result of a divestiture or otherwise, in each case without Cause, then any unvested Restricted Units shall become fully vested upon such termination of Service.
(e)Other Termination of Service. If the Participant's Service is terminated during the Restricted Period for any reason, other than as described in Section 3(b), 3(c) or 3(d) above, the Restricted Units, to the extent then unvested, and any Unvested Unit Distributions (as defined in Section 5, below), shall be forfeited by the Participant without any consideration.
4.No Right to Continued Service. Neither the granting of the Restricted Units evidenced hereby nor this Agreement shall impose any obligation on the General Partner, the Partnership or any of their Affiliates to continue the Service of the Participant or lessen or affect any right that the General Partner, the Partnership or their Affiliates may have to terminate the Service of the Participant.
5.Rights as a Unitholder.
(a)During the Restricted Period, the Participant shall have none of the rights of a Unitholder of the Partnership, except that the Participant shall (a) be entitled to exercise all of the voting rights of a Unitholder of the Partnership, and (b) have UDRs with respect to each Restricted Unit, subject to the remainder of this Section 5.
(b)With respect to the UDRs, if, during the Restricted Period, any Unit Distributions are paid by the Partnership with respect to the Units, the Unit Distributions payable pursuant to such UDRs shall not be paid to the Participant prior to vesting of the associated Restricted Units and shall instead be credited to a bookkeeping account established by the Partnership in an amount equal to the amount of the aggregate Unit Distributions that would have been paid to the Participant if the Restricted Units were unrestricted Units (“Unvested Unit Distributions”). The Unvested Unit Distributions shall not bear interest. The Unvested Unit Distributions shall be subject to forfeiture until such time as the associated Restricted Units vest and become nonforfeitable in accordance with Section 3 above. Unvested Unit Distributions that vest and become nonforfeitable in accordance with this Section 5 shall be paid in cash to the Participant, subject to Section 10 below, at the time of delivery to the Participant, in accordance with Section 2 above, of a certificate or book entry confirmation representing the Restricted Units with which the UDRs were associated.
(c)Until paid to the Participant, the Unvested Unit Distributions made pursuant to the UDRs shall remain assets of the Partnership subject to the claims of the Partnership's general creditors. Unvested Unit Distributions held by the Partnership on any Restricted Units that either do not vest in accordance with Section 3 above or are otherwise forfeited prior to vesting shall be forfeited by the Participant without any consideration.
6.Securities Laws; Certificates; Legends. The issuance and delivery of Restricted Units and Units pursuant hereto shall comply with all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Partnership's securities may then be traded. If the General Partner deems it necessary to ensure that the

EXHIBIT 10.4.4

issuance of Restricted Units and Units under the Plan is not required to be registered under any applicable securities laws, each Participant to whom such Restricted Units and Units would be issued shall deliver to the General Partner an agreement or certificate containing such representations, warranties and covenants as the General Partner may request which satisfies such requirements. Unless otherwise determined by the Committee or required by any applicable law, rule or regulation, neither the General Partner nor the Partnership shall deliver to the Participant certificates evidencing Restricted Units or Units issued pursuant to this Agreement, and instead such Restricted Units and/or Units shall be recorded in the books of the Partnership (or, as applicable, its transfer agent or equity plan administrator). Any certificates for Restricted Units and/or Units issued pursuant to this Agreement and all Restricted Units and/or Units issued pursuant to book entry procedures hereunder shall be subject to such stop transfer orders and other restrictions as the General Partner may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities Exchange Commission, any stock exchange or other securities market on which the Partnership's securities may then be traded, and any applicable federal or state laws, and the General Partner may cause a legend or legends to be inscribed on any such certificates or associated with any such book entry to make appropriate reference to such restrictions.
7.Transferability of Restricted Units. Prior to vesting, neither the Restricted Units nor the UDRs may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the General Partner, the Partnership and their Affiliates; provided that the designation of a beneficiary for receipt of any Restricted Units and/or UDRs shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. No such permitted transfer of Restricted Units or UDRs to heirs or legatees of the Participant shall be effective to bind the General Partner, the Partnership or their Affiliates unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof.
8.Adjustment of Restricted Units. Adjustments to the Restricted Units shall be made in accordance with Article 12 of the Plan.
9.Definitions. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Plan. The following terms shall have the meanings set forth below:
(a)“Cause” shall mean, with respect to the Participant, one or more of the following: (i) the plea of guilty or nolo contendere to, or conviction of, the commission of a felony offense, (ii) any act of willful fraud, dishonesty or moral turpitude that causes a material harm to the General Partner, the Partnership or any of their Affiliates, (iii) gross negligence or gross misconduct with respect to the General Partner, the Partnership or any of their Affiliates, (iv) willful and deliberate failure to perform his or her employment duties in any material respect, or (v) breach of a material written employment policy of the General Partner, the Partnership or any of their Affiliates to which the Participant is subject; provided, however, that in the case of a Participant who has an employment agreement with the General Partner, the Partnership or any of their Affiliates in which “Cause” is defined, “Cause” shall be determined in accordance with such definition.
(b)“Disability” or “Disabled” shall have the meaning set forth in SemGroup Corporation's long-term disability plan, except that in any circumstance in which compensation resulting from or in respect of an Award would be subject to the income tax under Section 409A if the foregoing definition of “Disability” were to apply, “Disability” or “Disabled” shall mean (i) the inability of the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or (ii) the receipt of income replacements by the Participant, by reason

EXHIBIT 10.4.4

of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, for a period of not less than three (3) months under SemGroup Corporation's accident and health plan.
(c)“Good Reason” shall mean the occurrence of one or more of the following without the consent of the Participant: (i) a material reduction in the Participant's base salary or incentive compensation opportunity (other than a general reduction that affects all similarly situated employees equally), (ii) a material reduction of Participant's duties and responsibilities or an adverse change in Participant's title, or (iii) a transfer of Participant's primary workplace by more than thirty-five (35) miles from the location of Participant's current primary workplace; provided that the Participant shall first have given the General Partner written notice that an event or condition constituting Good Reason has occurred and specifying in reasonable detail the circumstances constituting such Good Reason within thirty (30) days after such occurrence, and the General Partner shall have a period of thirty (30) days after receiving such written notice to effectively cure or remedy such occurrence; and provided, further, that in the case of a Participant who has an employment agreement with the General Partner, the Partnership or any of their Affiliates in which “Good Reason” is defined, “Good Reason” shall be determined in accordance with such definition. Notwithstanding the foregoing, however, in any circumstance or transaction in which compensation resulting from or in respect of an Award would be subject to the income tax under Section 409A if the foregoing definition of “Good Reason” were to apply, but would not be so subject if the term “Good Reason” were defined herein to mean a “good reason” within the meaning of Treasury Regulation section 1.409A-1(n)(2), then “Good Reason” means, but only to the extent necessary to prevent such compensation from becoming subject to the income tax under Section 409A, a transaction or circumstance that satisfies the requirements of both (1) Good Reason in the immediately preceding sentence, and (2) “good reason” within the meaning of Treasury Regulation section 1.409A-1(n)(2).
10.Withholding.
(a)Participant's Payment Obligation. The Participant agrees that (i) he or she will pay to the General Partner, the Partnership or the applicable Affiliate of the General Partner or the Partnership, as the case may be, or make arrangements satisfactory to the General Partner, the Partnership or such Affiliate, as the case may be, for the payment of any foreign, federal, state, or local taxes of any kind required by law to be withheld by the General Partner, the Partnership or such Affiliate, as the case may be, with respect to the Restricted Units and/or UDRs, and (ii) the General Partner, the Partnership or such Affiliate shall, to the extent permitted by law, have the right to deduct from any payments of any kind otherwise due to the Participant any foreign, federal, state, or local taxes of any kind required by law to be withheld with respect to the Restricted Units and/or UDRs.
(b)Withholding Restricted Units. With respect to withholding required upon the lapse of restrictions or upon any other taxable event arising as a result of the vesting of the Restricted Units and/or UDRs, the Participant may elect to satisfy the withholding requirement, in whole or in part, by having the General Partner, the Partnership or the applicable Affiliate of the General Partner or the Partnership withhold Restricted Units having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be withheld on the transaction. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.
11.Notices. Any notification required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or within three (3) days of deposit with the United States Postal Service (or in the case of a non-U.S. Participant, the foreign postal service of the country in which the Participant resides), by registered or certified mail, with postage and fees prepaid. A notice shall be addressed to the General Partner, Attention: General Counsel, at its principal executive office and to the Participant at the address that he or she most recently provided to the General Partner.

EXHIBIT 10.4.4

12.Entire Agreement. This Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.
13.Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.
14.Participant Undertaking. The Participant agrees to take whatever additional action and execute whatever additional documents the General Partner may deem necessary or advisable to carry out or effect one or more of the obligations or restrictions imposed on either the Participant or the Restricted Units pursuant to this Agreement.
15.Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the General Partner, the Partnership, their Affiliates and their successors and assigns and upon the Participant, the Participant's assigns and the legal representatives, heirs and legatees of the Participant's estate, whether or not any such person shall have become a party to this Agreement and agreed in writing to be joined herein and be bound by the terms hereof.
16.Choice of Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.
SUBJECT TO THE TERMS OF THIS AGREEMENT, THE PARTIES AGREE THAT ANY AND ALL ACTIONS ARISING UNDER OR IN RESPECT OF THIS AGREEMENT SHALL BE LITIGATED IN THE FEDERAL OR STATE COURTS IN DELAWARE. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF SUCH COURTS FOR ITSELF, HIMSELF OR HERSELF AND IN RESPECT OF ITS, HIS OR HER PROPERTY WITH RESPECT TO SUCH ACTION. EACH PARTY AGREES THAT VENUE WOULD BE PROPER IN ANY OF SUCH COURTS, AND HEREBY WAIVES ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION.
EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.
17.Restricted Units and UDRs Subject to Plan. By entering into this Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The Restricted Units and UDRs are subject to the Plan. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail. The Participant has had the opportunity to retain counsel, and has read carefully, and understands, the provisions of the Plan and this Agreement.
18.Amendment. The Committee may amend or alter this Agreement and the Restricted Units granted hereunder at any time; provided that, subject to Article 11 and Article 12 of the Plan, no such amendment or alteration shall be made without the consent of the Participant if such action would materially diminish any of the rights of the Participant under this Agreement or with respect to the Restricted Units.
19.No Section 83(b) Election. The Participant agrees not to make an election with the Internal Revenue Service under Section 83(b) of the Code with respect to the Restricted Units.
20.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

EXHIBIT 10.4.4

21.Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
22.No Guarantees Regarding Tax Treatment. Participants (or their beneficiaries) shall be responsible for all taxes with respect to the Restricted Units and the UDRs. The Committee and the General Partner, the Partnership and their Affiliates make no guarantees regarding the tax treatment of the Restricted Units or the UDRs. None of the Committee, the General Partner, the Partnership or any of the Affiliates of the General Partner or the Partnership has any obligation to take any action to prevent the assessment of any tax under Section 409A of the Code or Section 457A of the Code or otherwise, and none of the General Partner, the Partnership or their Affiliates, employees or representatives shall have any liability to a Participant with respect thereto.
23.Compliance with Section 409A. The General Partner intends that the Restricted Units and UDRs be structured in compliance with, or to satisfy an exemption from, Section 409A, such that there are no adverse tax consequences, interest, or penalties under Section 409A as a result of the award, vesting or payment of the Restricted Units or UDRs. Accordingly, in the event of any ambiguity, this Agreement shall be construed and administered in accordance with such intent. In addition, in the event the Restricted Units or UDRs are subject to Section 409A, the Committee may, in its sole discretion, take the actions described in Section 11.1 of the Plan. Notwithstanding any contrary provision in the Plan or this Agreement, any payment(s) of nonqualified deferred compensation (within the meaning of Section 409A) that are otherwise required to be made under this Agreement to a “specified employee” (as defined under Section 409A) as a result of his or her separation from service (other than a payment that is not subject to Section 409A) shall be delayed for the first six (6) months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead be paid on the date that immediately follows the end of such six (6) month period or as soon as administratively practicable within sixty (60) days thereafter. A termination of Service shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of Service, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A. For purposes of any such provision of this Agreement relating to any such payments or benefits, references to a “termination,” “termination of Service” or like terms shall mean “separation from service.”
24.Forfeiture and Clawback. Notwithstanding any other provision of the Plan or this Agreement to the contrary, by signing this Agreement, the Participant acknowledges that any incentive-based compensation paid to the Participant hereunder may be subject to recovery by the General Partner or the Partnership under any clawback policy that the General Partner or the Partnership may adopt from time to time, including without limitation any policy that the General Partner or the Partnership may be required to adopt under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations of the U.S. Securities and Exchange Commission thereunder or the requirements of any national securities exchange on which the Units may be listed. The Participant further agrees to promptly return any such incentive-based compensation which the General Partner or the Partnership determines it is required to recover from the Participant under any such clawback policy.
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EXHIBIT 10.4.4

IN WITNESS WHEREOF, the parties hereto have executed this Restricted Unit Award Agreement as of the date first written above.

Rose Rock Midstream GP, LLC

By:
Name:
Title:

Agreed and acknowledged as
of the date first above written:

Participant